UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2007 (September 28, 2007)

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14037	13-3998945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center

250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 553-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01,	“Entry into a Material Definitive Agreement”

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03,	“Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant”

On September 28, 2007, Moody’s Corporation (the “Company”) and certain of its subsidiaries entered into a five-year senior, unsecured revolving credit facility (the “Facility”) with Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Documentation Agent, and other lenders in an aggregate principal amount of $1 billion that expires in September 2012. It will serve, in part, to support the Company’s $1 billion commercial paper program, which is expected to be established the week of October 8, 2007. This Facility replaces the $500 million 5-year facility that was scheduled to expire in September 2009 and the $500 million Interim Loan Facility that was scheduled to expire in February 2008. Aggregate outstanding borrowings of $400 million under the old facilities were transferred to the Facility. Interest on borrowings under the Facility is payable at rates that are based on the London InterBank Offered Rate (“LIBOR”) plus a premium that can range from 16 basis points to 40 basis points depending on the Company’s ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (“Earnings Coverage Ratio”), as defined in the related agreement. The Company also pays quarterly facility fees, regardless of borrowing activity under the Facility. The quarterly fees for the Facility can range from 4 basis points of the Facility amount to 10 basis points, depending on the Company’s Earnings Coverage Ratio. Under the Facility, the Company also pays a utilization fee of 5 basis points on borrowings outstanding when the aggregate amount outstanding under the Facility exceeds 50% of the Facility.

The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations, asset sales, transactions with affiliates and sale-leaseback transactions or to incur liens, as defined in the related agreement. The Facility also contains financial covenants that, among other things, require the Company to maintain an Earnings Coverage Ratio of not more than 4 to 1 at the end of any fiscal quarter. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

A copy of the Facility agreement is included as Exhibit 99.1 to this Current Report.

Item 8.01	Other Events

On October 1, 2007, the Company issued a press release announcing that it will establish a $1 billion commercial paper program to be supported by the Facility. A copy of the press release is furnished as Exhibit 99.2 to this Current Report.

Item 9.01,	“Financial Statements and Exhibits”

(d) Exhibits

99.1	Five-Year Credit Agreement dated as of September 28, 2007, among Moody’s Corporation, the Borrowing Subsidiaries Party Hereto, the Lenders Party Hereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Documentation Agent.

99.2	Press Release dated October 1, 2007, announcing that it will establish a $1 billion commercial paper program to be supported by the Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
John J. Goggins
Senior Vice President and General Counsel

Dated: October 4, 2007

MOODY’S CORPORATION

CURRENT REPORT ON FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Five-Year Credit Agreement dated as of September 28, 2007, among Moody’s Corporation, the Borrowing Subsidiaries Party Hereto, the Lenders Party Hereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Documentation Agent.

99.2	Press Release dated October 1, 2007, announcing that it will establish a $1 billion commercial paper program to be supported by the Facility.